Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Nephros, Inc. on Form S-1 of our report, dated March 27, 2014 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), relating to the consolidated balance sheets of Nephros, Inc. and Subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the two year period ended December 31, 2013.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Rothstein Kass

Roseland, New Jersey
October 14, 2014